Exhibit 99.1

    News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Second Quarter 2023 Results

IHOP® Posts Ninth Consecutive Positive Comparable Restaurants Sales Quarter

Applebee’s® Posts -1% Comparable Restaurants Sales Quarter

PASADENA, Calif., August 3, 2023 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the second quarter of fiscal 2023.

“Dine Brands is well-positioned to invest in our brands, drive growth and maximize returns. Despite some market volatility, our business model’s resiliency is evident through consistent financial results, enabling us to pursue long-term growth opportunities, debt reduction and returning capital to shareholders,” said John Peyton, chief executive officer, Dine Brands Global. “Looking ahead, we will continue to maintain our disciplined approach to creating value for stakeholders and demand from our guests.”

Vance Chang, chief financial officer, added, “Our focus, in collaboration with our franchisees, is to drive consistent sales and restaurant profitability over time. In addition to the near-term easing of commodities and labor pressure, the teams are making progress on restaurant-level initiatives to improve efficiency, reduce waste, and strengthen our concepts for both existing and future franchisees.”

Domestic Restaurant Sales for the Second Quarter of 2023

•

Applebee’s year-over-year comparable same-restaurant sales declined 1.0% for the second quarter of 2023. Off-premise sales accounted for 22.6% of sales mix, representing per restaurant average weekly sales of approximately $12,300.

•

IHOP’s year-over-year domestic comparable same-restaurant sales increased 2.1% for the second quarter of 2023. Off-premise sales accounted for 20.7% of sales mix, representing per restaurant average weekly sales of approximately $8,000.

Second Quarter of 2023 Summary

•

Total revenues for the first six months of 2023 were $422.2 million compared to $468.2 million for the first six months of 2022. The decline was primarily due to the refranchising of the 69 company-operated Applebee’s units in October 2022, offset by the positive comparable same-restaurants sales growth at IHOP and Applebee’s. Total revenues excluding the refranchised Applebee’s restaurants for the first six months of 2023 were $417.5 million compared to $389.3 million for the first six months of 2022.

•

General and Administrative (“G&A”) expenses for the second quarter of 2023 were $47.8 million compared to $44.1 million for the second quarter of 2022. The variance was primarily due to the stopping of the IHOP Flip’d initiative and an increase in professional services, partially offset by lower compensation-related expenses.

•

Net income for the second quarter of 2023 was $18.2 million compared to $24.0 million for the second quarter of 2022. The decrease was primarily due to higher G&A and interest expenses, a loss on disposal of assets, and a loss on extinguishment of debt, partially offset by lower income taxes and higher gross margin.

•

GAAP net income available to common stockholders was $17.8 million, or earnings per diluted share of $1.16, for the second quarter of 2023 compared to net income available to common stockholders of $23.3 million, or earnings per diluted share of $1.45 for the second quarter of 2022. The decrease was primarily due to higher G&A and interest expenses, a loss on disposal of assets and a loss on debt extinguishment, offset by lower income taxes, higher gross margin and lower share count.

•

Adjusted net income available to common stockholders was $27.8 million, or adjusted earnings per diluted share of $1.82, for the second quarter of 2023 compared to adjusted net income available to common stockholders of $26.5 million, or adjusted earnings per diluted share of $1.65, for the second quarter of 2022. The increase was primarily due to higher gross margin and lower share count, offset by higher interest expense. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the second quarter of 2023 was $67.3 million compared to $66.1 million for the second quarter of 2022. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees for the second quarter of 2023 resulted in 13 new restaurant openings and the closure of 25 restaurants.

First Six Months of 2023 Summary

•

Total revenues for the first six months of 2023 were $422.2 million compared to $468.2 million for the first six months of 2022. The decline was primarily due to the refranchising of the 69 company-operated Applebee’s units in October 2022 and the negative comparable same-restaurant sales growth at Applebee’s, offset by the positive comparable same-restaurants sales growth at IHOP. Total revenues excluding the refranchised Applebee’s restaurants for the first six months of 2023 were $417.5 million compared to $389.3 million for the first six months of 2022.

•

G&A expenses for the first six months of 2023 were $98.9 million compared to $85.6 million for the first six months of 2022. The variance was primarily due to an increase in professional services, the stopping of the IHOP Flip’d initiative, an increase in software maintenance and an increase in occupancy costs.

•

Net income for the first six months of 2023 was $45.7 million compared to $48.8 million for the first six months of 2022. The decrease was primarily due to higher G&A expenses, a loss on disposal of assets and higher interest expense, partially offset by higher gross margin and lower income taxes.

•

GAAP net income available to common stockholders was $44.5 million, or earnings per diluted share of $2.91, for the first six months of 2023 compared to net income available to common stockholders of $47.5 million, or earnings per diluted share of $2.90 for the first six months of 2022. The increase was primarily due to higher gross margin, lower share count and lower income taxes, offset by higher G&A expenses, a loss on disposal of assets and higher net interest expense.

•

Adjusted net income available to common stockholders was $58.0 million, or adjusted earnings per diluted share of $3.79, for the first six months of 2023 compared to adjusted net income available to common stockholders of $52.4 million, or adjusted earnings per diluted share of $3.19, for the first six months of 2022. The increase was primarily due to higher gross margin and lower share count, offset by higher G&A expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the first six months of 2023 was $133.7 million compared to $131.3 million for the first six months of 2022. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows from operating activities for the first six months of 2023 were $42.7 million. This compares to cash provided from operating activities of $29.9 million for the first six months of 2022. The increase was primarily due to a favorable change in working capital.

•

The Company had adjusted free cash flow of $24.1 million for the first six months of 2023. This compares to adjusted free cash flow of approximately $23.1 million for the first six months of 2022. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees for the first six months of 2023 resulted in 34 new restaurant openings and the closure of 42 restaurants.

Key Balance Sheet Metrics (as of June 30, 2023)

•	Total cash, cash equivalents and restricted cash of approximately $156.8 million, of which approximately $98.0 million was unrestricted cash.

•	Leverage ratio of approximately 4.5x (remained the same as of March 31, 2023).

•	Available borrowing capacity under the Variable Funding Senior Secured Notes is over $220 million.

GAAP Effective Tax Rate

The Company’s effective tax rate was 24.7% for the six months ended June 30, 2023, as compared to 26.8% for the six months ended June 30, 2022. The effective tax rate for the six months ended June 30, 2023 was different than the rate of the prior comparable period primarily due to the recognition of higher excess tax benefits from stock-based compensation and lower non-deductible executive compensation.

Capital Returns to Debt and Equity Holders

As previously disclosed, on April 17, 2023, the Company completed the refinancing of its Senior Secured Notes and issued the Series 2023-1 7.824% Fixed Rate Senior Secured Notes, Class A-2 in an initial aggregate principal amount of $500 million. This represented a reduction of $200 million from the Series 2019-1 Class A-2-I Notes it replaced.

During the quarter ended June 30, 2023, the Company repurchased approximately $9 million of its common stock.

Financial Performance Guidance for 2023

The Company’s fiscal 2023 guidance items:

•	Reduced: Our new domestic development activity target for Applebee’s franchisees is between 25 and 35 net fewer restaurants (versus 10 to 20 net fewer restaurants previously).

•	Reiterated: Domestic development activity by IHOP franchisees and area licensees is expected to be between 45 and 60 net new openings.

•	Reiterated : Consolidated adjusted EBITDA is expected to be in the range of between approximately $243 million and $255 million.

•	Reiterated: G&A expenses are expected to range between approximately $200 million and $210 million, including non-cash stock-based compensation expense and depreciation of approximately $30 million.

•	Reiterated: Gross capital expenditures are expected to range between $33 million and $38 million.

Dine Brands does not provide forward-looking guidance for GAAP net income because it is unable to predict certain items contained in the GAAP measure without unreasonable efforts. These items may include closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations.

Second quarter of 2023 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on August 3, 2023, at 9:00 a.m. Eastern time. To access the call, please click this conference call registration link, and you will be provided with dial in details. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of June 30, 2023, these three brands consisted of over 3,500 restaurants across 18 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions, including the impact of inflation; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

FBN-R

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenues:
Franchise revenues:
Royalties, franchise fees and other	$101,938	$94,148	$204,863	$184,497
Advertising revenues	75,979	74,111	153,016	144,994

Total franchise revenues	177,917	168,259	357,879	329,491
Company restaurant sales	474	39,511	1,531	78,927
Rental revenues	29,440	29,066	61,391	57,873
Financing revenues	584	958	1,381	1,926

Total revenues	208,415	237,794	422,182	468,217

Cost of revenues:
Franchise expenses:
Advertising expenses	75,979	74,111	153,016	144,994
Bad debt expense (credit)	1,721	(147)	2,644	(446)
Other franchise expenses	10,580	8,305	19,986	15,753

Total franchise expenses	88,280	82,269	175,646	160,301
Company restaurant expenses	431	37,881	1,510	75,289
Rental expenses:
Interest expense from finance leases	695	746	1,404	1,514
Other rental expenses	21,573	21,097	42,472	42,452

Total rental expenses	22,268	21,843	43,876	43,966
Financing expenses	94	106	192	213

Total cost of revenues	111,073	142,099	221,224	279,769

Gross profit	97,342	95,695	200,958	188,448
General and administrative expenses	47,840	44,063	98,927	85,611
Interest expense, net	17,781	15,359	32,490	30,892
Closure and impairment charges	847	1,311	1,314	1,457
Amortization of intangible assets	2,719	2,665	5,493	5,330
Loss on extinguishment of debt	1,671	—	10	—
Loss (gain) on disposition of assets	2,047	(234)	2,118	(1,530)

Income before income taxes	24,437	32,531	60,606	66,688
Income tax provision	(6,189)	(8,569)	(14,948)	(17,876)

Net income	18,248	23,962	45,658	48,812
Other comprehensive income net of tax:
Foreign currency translation adjustment	(1)	(3)	—	(4)

Total comprehensive income	$18,247	$23,959	$45,658	$48,808

Net income available to common stockholders:
Net income	$18,248	$23,962	$45,658	$48,812
Less: Net income allocated to unvested participating restricted stock	(446)	(673)	(1,125)	(1,273)

Net income available to common stockholders	$17,802	$23,289	$44,533	$47,539

Net income available to common stockholders per share:
Basic	$1.16	$1.45	$2.91	$2.90

Diluted	$1.16	$1.45	$2.91	$2.90

Weighted average shares outstanding:
Basic	15,308	16,050	15,304	16,386

Diluted	15,317	16,080	15,324	16,418

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$97,953	$269,655
Receivables, net of allowance of $6,803 (2023) and $4,806 (2022)	90,596	119,981
Restricted cash	39,365	38,929
Prepaid gift card costs	23,623	30,235
Prepaid income taxes	4,917	3,063
Other current assets	13,352	17,901

Total current assets	269,806	479,764
Non-current restricted cash	19,500	16,400
Property and equipment, net	157,508	145,277
Operating lease right-of-use assets	283,892	289,123
Deferred rent receivable	37,678	42,329
Long-term receivables, net of allowance of $5,443 (2023) and $5,529 (2022)	35,984	39,697
Goodwill	254,057	253,956
Other intangible assets, net	591,437	597,028
Other non-current assets, net	16,691	17,917

Total assets	$1,666,553	$1,881,491

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$100,000	$100,000
Accounts payable	33,466	52,067
Gift card liability	137,530	171,966
Current maturities of operating lease obligations	58,687	59,071
Current maturities of finance lease and financing obligations	7,090	7,542
Accrued employee compensation and benefits	15,493	23,456
Accrued advertising expenses	10,980	24,157
Dividends payable	7,980	8,017
Other accrued expenses	28,956	24,446

Total current liabilities	400,182	470,722
Long-term debt, net, less current maturities	1,083,527	1,241,914
Operating lease obligations, less current maturities	275,967	275,120
Finance lease obligations, less current maturities	31,759	30,377
Financing obligations, less current maturities	27,690	28,358
Deferred income taxes, net	70,036	74,651
Deferred franchise revenue, long-term	40,956	42,343
Other non-current liabilities	17,437	19,090

Total liabilities	1,947,554	2,182,575

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; June 30, 2023 - 24,890,199 issued, 15,587,934 outstanding; December 31, 2022 - 24,959,972 issued, 15,599,239 outstanding	249	250
Additional paid-in-capital	250,808	259,339
Retained earnings	114,226	84,538
Accumulated other comprehensive loss	(65)	(65)
Treasury stock, at cost; shares: June 30, 2023 - 9,302,265; December 31, 2022 - 9,360,733	(646,219)	(645,146)

Total stockholders’ deficit	(281,001)	(301,084)

Total liabilities and stockholders’ deficit	$1,666,553	$1,881,491

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net income	$45,658	$48,812
Adjustments to reconcile net income to cash flows provided by (used in) operating activities:
Depreciation and amortization	17,651	19,969
Non-cash closure and impairment charges	1,296	1,348
Non-cash stock-based compensation expense	5,309	8,327
Non-cash interest expense	1,935	1,436
Loss on extinguishment of debt	10	—
Deferred income taxes	(2,939)	(773)
Deferred revenue	(1,730)	(2,396)
Loss (gain) on disposition of assets	2,118	(1,530)
Other	88	(2,647)
Changes in operating assets and liabilities:
Accounts receivable, net	(285)	(1,114)
Deferred rent receivable	4,651	3,964
Current income tax receivables and payables	(3,006)	3,715
Gift card receivables and payables	(6,204)	(8,397)
Other current assets	4,502	(5,983)
Accounts payable	(13,307)	(9,656)
Operating lease assets and liabilities	3,806	(5,724)
Accrued employee compensation and benefits	(10,170)	(18,894)
Accrued advertising	(13,177)	(178)
Other current liabilities	6,478	(400)

Cash flows provided by operating activities	42,684	29,879

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	6,261	9,476
Net additions to property and equipment	(22,787)	(12,749)
Proceeds from sale of property and equipment	—	3,658
Additions to long-term receivables	—	(1,069)
Other	(46)	(93)

Cash flows used in investing activities	(16,572)	(777)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	500,000	—
Repayment of long-term debt	(651,713)	—
Borrowing from revolving credit facility	15,000	—
Repayment of revolving credit facility	(15,000)	—
Payment of debt issuance costs	(7,967)	—
Dividends paid on common stock	(15,970)	(14,588)
Repurchase of common stock	(14,017)	(102,394)
Principal payments on finance lease obligations	(3,624)	(4,696)
Proceeds from stock options exercised	3,813	241
Repurchase of restricted stock for tax payments upon vesting	(3,941)	(2,353)
Tax payments for share settlement of restricted stock units	(859)	(953)

Cash flows used in financing activities	(194,278)	(124,743)

Net change in cash, cash equivalents and restricted cash	(168,166)	(95,641)
Cash, cash equivalents and restricted cash at beginning of period	324,984	425,353

Cash, cash equivalents and restricted cash at end of period	$156,818	$329,712

Supplemental disclosures:
Interest paid in cash	$34,818	$31,701
Income taxes paid in cash	$21,400	$16,065

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expenses; loss on extinguishment of debt; gain or loss on disposition of assets; acquisition costs; IHOP Flip’d initiative; other EBITDA adjustments; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income available to common stockholders	$17,802	$23,289	$44,533	$47,539
Closure and impairment charges	847	1,311	1,314	1,457
Amortization of intangible assets	2,719	2,665	5,493	5,330
Non-cash interest expense	764	722	1,935	1,436
Loss (gain) on disposition of assets	2,047	(234)	2,118	(1,530)
Loss on extinguishment of debt	1,671	—	10	—
IHOP Flip’d initiative	5,121	—	5,121	—
Other EBITDA adjustments	687	—	2,675	—
Net income tax provision for above adjustments	(3,603)	(1,161)	(4,853)	(1,740)
Net income allocated to unvested participating restricted stock	(254)	(95)	(343)	(128)

Net income available to common stockholders, as adjusted	$27,801	$26,497	$58,003	$52,364

Diluted net income available to common stockholders per share:
Net income available to common stockholders	$1.16	$1.45	$2.91	$2.90
Closure and impairment charges	0.04	0.06	0.06	0.07
Amortization of intangible assets	0.13	0.12	0.27	0.24
Non-cash interest expense	0.04	0.03	0.09	0.06
Loss (gain) on disposition of assets	0.10	(0.01)	0.10	(0.07)
Loss on extinguishment of debt	0.08	—	0.00	—
IHOP Flip’d initiative	0.25	—	0.25	—
Other EBITDA adjustments	0.03	—	0.13	—
Net income allocated to unvested participating restricted stock	(0.02)	(0.01)	(0.02)	(0.01)
Rounding	0.01	0.01	—	—

Diluted net income available to common stockholders per share, as adjusted	$1.82	$1.65	$3.79	$3.19

Numerator for basic EPS - net income available to common stockholders, as adjusted	$27,801	$26,497	$58,003	$52,364
Effect of unvested participating restricted stock using the two-class method	—	1	—	2

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$27,801	$26,498	$58,003	$52,366

Denominator for basic EPS - weighted-average shares	15,308	16,050	15,304	16,386
Dilutive effect of stock options	9	30	20	32

Denominator for diluted EPS - weighted-average shares	15,317	16,080	15,324	16,418

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows (used in) provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Six Months Ended
	June 30,
	2023	2022

	(In millions)
Cash flows provided by operating activities	$42.7	$29.9
Principal receipts from notes and equipment contracts	4.2	5.9
Net additions to property and equipment	(22.8)	(12.7)

Adjusted free cash flow	24.1	23.1
Repayment of long-term debt, net	(151.7)	—
Dividends paid on common stock	(16.0)	(14.6)
Repurchase of common stock	(14.0)	(102.4)

	$(157.6)	$(93.9)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income, as reported	$18,248	$23,962	$45,658	$48,812
Interest charges on finance leases	695	1,217	1,404	2,468
All other interest charges	19,813	16,354	37,494	32,716
Income tax provision	6,189	8,569	14,948	17,876
Depreciation and amortization	8,421	10,022	17,634	19,952
Non-cash stock-based compensation	3,591	3,985	5,309	8,327
Closure and impairment charges	847	1,311	1,314	1,457
Loss on extinguishment of debt	1,671	—	10	—
Loss (gain) on disposition of assets	2,047	(234)	2,118	(1,530)
IHOP Flip’d initiative	5,121	—	5,121	—
Other	687	882	2,675	1,194

Adjusted EBITDA	$67,330	$66,068	$133,685	$131,272

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and six months ended June 30, 2023, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

	(Unaudited)
Applebee’s Restaurant Data
Global Effective Restaurants(a)
Franchise	1,662	1,604	1,667	1,605
Company	—	69	—	69

Total	1,662	1,673	1,667	1,674

System-wide(b)
Domestic sales percentage change(c)	(1.5)%	1.4%	2.0%	7.2%
Domestic same-restaurant sales percentage change(d)	(1.0)%	1.8%	2.5%	7.6%

Franchise(b)
Domestic sales percentage change(c)	2.1%	1.3%	5.8%	7.3%
Domestic same-restaurant sales percentage change(d)	(1.0)%	1.7%	2.5%	7.6%
Average weekly domestic unit sales (in thousands)	$54.3	$55.1	$55.6	$54.5

IHOP Restaurant Data
Global Effective Restaurants(a)
Franchise	1,628	1,593	1,622	1,590
Area license	155	156	156	156

Total	1,783	1,749	1,778	1,746

System-wide(b)
Sales percentage change(c)	4.6%	5.7%	7.8%	12.1%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	2.1%	3.6%	5.3%	10.1%

Franchise(b)
Sales percentage change(c)	5.0%	5.6%	8.1%	12.3%
Domestic same-restaurant sales percentage change(d)	2.2%	3.6%	5.4%	10.4%
Average weekly unit sales (in thousands)	$38.9	$37.9	$38.5	$36.4

Area License(b)
Sales percentage change(c)	0.9%	6.2%	5.5%	10.0%

(a)

“Effective Restaurants” are the weighted average number of restaurants open in each fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which consist of restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide sales” are retail sales at Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated Applebee’s restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase in franchisees’ reported sales will result in a corresponding increase in our royalty revenue, while a decrease in franchisees’ reported sales will result in a corresponding decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Unaudited)
Reported sales (in millions)

Applebee’s domestic franchise restaurant sales	$1,099.3	$1,076.7	$2,255.4	$2,131.7

Applebee’s company-operated restaurants	—	39.5	—	78.9

IHOP franchise restaurant sales	822.7	783.8	1,624.9	1,503.5

IHOP area license restaurant sales	76.0	75.3	153.8	145.8

Total	$1,998.0	$1,975.3	$4,034.1	$3,859.9

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales in any given fiscal period, compared to the same weeks in the prior fiscal period, for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new restaurant openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

Restaurant Development Activity	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Unaudited)
Applebee’s
Summary - beginning of period:
Franchise	1,673	1,606	1,678	1,611
Company	—	69	—	69

Beginning of period	1,673	1,675	1,678	1,680

Franchise restaurants opened:
Domestic	1	1	1	2
International	1	—	3	—

Total franchise restaurants opened	2	1	4	2

Franchise restaurants permanently closed:
Domestic	(10)	(2)	(16)	(6)
International	(4)	(1)	(5)	(3)

Total franchise restaurants permanently closed	(14)	(3)	(21)	(9)

Net franchise restaurant reduction	(12)	(2)	(17)	(7)

Summary - end of period:
Franchise	1,661	1,604	1,661	1,604
Company	—	69	—	69

Total Applebee’s restaurants, end of period	1,661	1,673	1,661	1,673

Domestic	1,554	1,574	1,554	1,574
International	107	99	107	99

IHOP
Summary - beginning of period:
Franchise	1,633	1,600	1,625	1,595
Area license	157	156	156	156
Company	—	—	—	—

Total IHOP restaurants, beginning of period	1,790	1,756	1,781	1,751

Franchise/area license restaurants opened:
Domestic franchise	9	8	22	15
Domestic area license	—	—	2	1
International franchise	2	5	6	7

Total franchise/area license restaurants opened	11	13	30	23

Franchise/area license restaurants permanently closed:
Domestic franchise	(10)	(4)	(18)	(7)
Domestic area license	(1)	—	(2)	(1)
International franchise	—	(1)	(1)	(2)

Total franchise/area license restaurants permanently closed	(11)	(5)	(21)	(10)

Net franchise/area license restaurant additions	—	8	9	13

Net increase in franchise/area license restaurants	—	8	9	13

Summary - end of period:
Franchise	1,634	1,608	1,634	1,608
Area license	156	156	156	156

Total IHOP restaurants, end of period	1,790	1,764	1,790	1,764

Domestic	1,681	1,665	1,681	1,665
International	109	99	109	99

As of June 30, 2023, 47 franchise groups operated 137 Fuzzy’s restaurants in 18 states within the United States and we had one company-owned restaurant in Texas, totaling 138 restaurants. Fuzzy’s average weekly sales for the three and six months ended June 30, 2023 were $33,685 and $32,136, respectively.

The restaurant counts and activity presented above do not include one domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders), 12 international Applebee’s ghost kitchens and 41 international IHOP ghost kitchens.